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GENOVESE
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Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, NY 11747
516-420-1900
Fax 516-845-8487



                                                                     Exhibit 5

                                                     June 25, 1998

Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, NY  11747

         Re:  Genovese Drug Stores, Inc. 1984 Employee Stock
              Option and Stock Appreciation Rights Plan (the "Plan")
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Ladies and Gentlemen:

         I have acted as counsel to Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), in connection with the Plan. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and, based thereon, I am of the opinion that the shares of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Shares"), that may be issued and sold pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the Plan, provided that the consideration received by the Company is at least equal to the par value of the Class A Common Shares.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 that is being filed by the Company with the Securities and Exchange Commission regarding the Plan.

                                  Sincerely,

                                  /s/ Gene L. Wexler

                                  Gene L. Wexler
                                  Vice President and General Counsel